Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any and all amendments thereto with respect to the Common Stock of Tortoise Tax-Advantaged Social Infrastructure Fund, Inc. beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

September 21, 2018	Bicknell Family Holding Company, LLC

	By:	/s/ Martin C. Bicknell
Martin C. Bicknell, Manager

/s/ Martin C. Bicknell
Martin C. Bicknell